Exhibit 99.1

Bumble Inc. Announces First Quarter 2021 Results

Revenue Increased to $171 million

Bumble App Revenue Increased to $113 million

Badoo App & Other Revenue Increased to $58 million

Total Paying Users Increased 30% to 2.8 million

Austin, Texas (May 12, 2021) - Bumble Inc. (NASDAQ: BMBL), the parent company of Bumble and Badoo, today reported financial results for the first quarter ended March 31, 2021.

“Our results and first quarter momentum validate the strength of our mission and our brand. We were able to combine our safety, mission and women-first narratives throughout the quarter in a manner that drove notable growth in user engagement and retention globally.  Our brand and products are resonating worldwide, and we are inspired by the resilience of our customers who have demonstrated the power of human connection during the pandemic. Safety and accountability are at the foundation of our business and this mission-first approach has been key in advancing our position as leaders in the space. Our impressive results demonstrate that Bumble is more than our apps – our mission is powering a movement,” said Whitney Wolfe Herd, Founder and CEO of Bumble.

First Quarter 2021 Operational and Financial Results:

(All comparisons relative to the First Quarter 2020)

•

First quarter 2021 revenue increased year-over-year to $170.7 million. First quarter 2020 revenue was comprised of $79.1 million for the period from January 29, 2020 to March 31, 2020 and $40.0 million for the period from January 1, 2020 to January 28, 2020.

•

First quarter 2021 Bumble App Revenue increased year-over-year to $112.6 million. First quarter 2020 Bumble App Revenue was comprised of $46.7 million for the period from January 29, 2020 to March 31, 2020 and $23.3 million for the period from January 1, 2020 to January 28, 2020.

•

First quarter 2021 Badoo App and Other Revenue increased year-over-year to $58.1 million. First quarter 2020 Badoo App and Other Revenue was comprised of $32.5 million for the period from January 29, 2020 to March 31, 2020 and $16.7 million for the period from January 1, 2020 to January 28, 2020.

•	Total Paying Users increased 30.0% to 2.8 million, compared to 2.2 million.
•	Total ARPPU was $19.99, compared to $17.73.
•

Net earnings were $323.4 million, or 189.5% of revenue for the three months ended March 31, 2021, compared to Net loss of $55.8 million, or (70.5)% of revenue for the period from January 29, 2020 to March 31, 2020 and Net loss of $32.6 million, or (81.4)% of revenue for the period from January 1, 2020 to January 28, 2020.

•

Adjusted EBITDA was $46.1 million, or 27.0% of revenue for the three months ended March 31, 2021, compared to $12.7 million, or 16.1% of revenue for the period from January 29, 2020 to March 31, 2020 and $9.4 million, or 23.4% of revenue for the period from January 1, 2020 to January 28, 2020.

“Our first quarter results reflect significant growth in paying users as well as improved monetization, positioning us to raise full year 2021 guidance,” added Anu Subramanian, CFO of Bumble. “Our high flow through rates, efficient marketing strategy, and shared technology platform are driving operating leverage in the business. In the first quarter, we successfully completed our IPO, enabling us to pay down $200 million in debt and in further strengthening our balance sheet. We are making strategic investments in product and technology to continue growing our community and capitalizing on the large market opportunity in front of us.”

Key Operating Metrics:

(in thousands, except ARPPU)	Three Months Ended March 31, 2021	Three Months Ended March 31, 2020
Key Operating Metrics
Bumble App Paying Users	1,352.8	938.3
Badoo App and Other Paying Users	1,450.5	1,218.2
Total Paying Users	2,803.3	2,156.5
Bumble App Average Revenue per Paying User	$27.75	$24.84
Badoo App and Other Average Revenue per Paying User	$12.76	$12.26
Total Average Revenue per Paying User	$19.99	$17.73

Financial Outlook:

Bumble anticipates Revenue and Adjusted EBITDA for the second quarter ending June 30, 2021 and year ending December 31, 2021 to be:

Second quarter 2021:

•	Revenue in the range of $175 to $178 million
•	Adjusted EBITDA in the range of $42 to $44 million.

Full year 2021:

•	Revenue in the range of $724 to $734 million
•	Adjusted EBITDA in the range of $177 to $182 million

Actual results may differ materially from Bumble’s Financial Outlook as a result of, among other things, the factors described under “Forward-Looking Statements” below.

With regards to the Non-GAAP Adjusted EBITDA outlook provided above, a reconciliation to GAAP net earnings (loss) has not been provided as the quantification of certain items included in the calculation of GAAP net earnings (loss) cannot be calculated or predicted at this time without unreasonable efforts. For example, the non-GAAP adjustment for stock-based compensation expense requires additional inputs such as number of shares granted and market price that are not currently ascertainable, and the non-GAAP adjustment for certain legal, tax and regulatory reserves and expenses depends on the timing and magnitude of these expenses and cannot be accurately forecasted. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could have a potentially unpredictable, and potentially significant, impact on its future GAAP financial results.

Conference Call and Webcast Information

Bumble will host a conference call and live webcast to discuss its first quarter 2021 financial results at 4:30 p.m. Eastern Time today, May 12, 2021. To listen to the live conference call, please dial toll free (833) 362-0206 or (914) 987-7675, access code 3897705, approximately 10 minutes prior to the start of the call. A webcast of the call and other information related to the call will be accessible on the Investors section of the Company’s website at https://ir.bumble.com. A webcast replay will be available approximately two hours after the conclusion of the live event.

Definitions

Bumble App Average Revenue per Paying User is calculated based on Bumble App Revenue in any measurement period, divided by Bumble App Paying Users in such period divided by the number of months in the period.

Bumble App Paying User is a user that has purchased or renewed a Bumble subscription plan and/or made an in-app purchase on the Bumble app in a given month. We calculate Bumble App Paying Users as a monthly average, by counting the number of Bumble App Paying Users in each month and then dividing by the number of months in the relevant measurement period.

Badoo App and Other Average Revenue per Paying User is calculated based on Badoo App and Other Revenue in any measurement period, excluding any revenue generated from advertising and partnerships or affiliates, divided by Badoo App and Other Paying Users in such period divided by the number of months in the period.

Badoo App and Other Paying User is a user that has purchased or renewed a subscription plan and/or made an in-app purchase on the Badoo app in a given month (or made a purchase on one of our other apps that we owned and operated in a given month, or purchase on other third-party apps that used our technology in the relevant period). We calculate Badoo App and Other Paying Users as a monthly average, by counting the number of Badoo App and Other Paying Users in each month and then dividing by the number of months in the relevant measurement period.

Predecessor refers to Worldwide Vision Limited and its consolidated subsidiaries.  Worldwide Vision Limited operated the trade of Bumble Inc. prior to the consummation of the acquisition (the “Sponsor Acquisition”) on January 29, 2020 of a majority stake in Worldwide Vision Limited by a group of investment funds managed by The Blackstone Group Inc.

Successor refers to Buzz Holdings L.P. and its consolidated subsidiaries from the Sponsor Acquisition to the initial public offering on February 16, 2021 and to Bumble Inc. and its consolidated subsidiaries after the initial public offering.

Non-GAAP Financial Measures

We report our financial results in accordance with GAAP, however, management believes that certain non-GAAP financial measures provide users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. These measures include: Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Free Cash Flow Conversion. We believe Adjusted EBITDA and Adjusted EBITDA Margin provide visibility to the underlying continuing operating performance by excluding the impact of certain expenses, including income tax provision, interest (income) expense, depreciation and amortization, stock-based compensation expense, foreign exchange loss (gain), changes in fair value of contingent earn-out liability, interest rate swaps and external investments, transaction costs and one-time litigation costs, as management does not believe these expenses are representative of our core earnings. In addition to Adjusted EBITDA and Adjusted EBITDA Margin, we believe Free Cash Flow and Free Cash Flow Conversion provide useful information regarding how cash provided by operating activities compares to the capital expenditures required to maintain and grow our business, and our available liquidity, after funding such capital expenditures, to service our debt, fund strategic initiatives and strengthen our balance sheet, as well as our ability to convert our earnings to cash. Additionally, we believe such metrics are widely used by investors, securities analysis, ratings agencies and other parties in evaluating liquidity and debt-service capabilities. We calculate Free Cash Flow and Free Cash Flow Conversion using methodologies that we believe can provide useful supplemental information to help investors better understand underlying trends in our business.

Our non-GAAP financial measures may not be comparable to similarly titled measures used by other companies, have limitations as analytical tools and should not be considered in isolation, or as substitutes for analysis of our operating results as reported under GAAP. Additionally, we do not consider our non-GAAP financial measures as superior to, or a substitute for, the equivalent measures calculated and presented in accordance with GAAP.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) is defined as net earnings (loss) excluding income tax (benefit) provision, interest expense (income), depreciation and amortization, stock-based compensation expense, foreign exchange loss (gain), changes in fair value of contingent earn-out liability, interest rate swaps and external investments, transaction costs and one-time litigation costs.

Adjusted EBITDA Margin represents Adjusted EBITDA as a percentage of revenue.

Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

Free Cash Flow Conversion represents Free Cash Flow as a percentage of Adjusted EBITDA.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, without limitation, statements reflecting our current views with respect to, among other things, our operations, our financial performance, our industry, the impact of the Coronavirus Disease 2019 (“COVID-19”) on our business and other non-historical statements, including without limitation the statements in the “Financial Outlook” section of this press release.  In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” “expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “will likely result” and or the negative version of these words or other comparable words of a future or forward-looking nature. Such forward-looking statements are subject to various risks and uncertainties.

Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements.  These factors include, but are not limited to, the following:

•	our ability to retain existing users or attract new users and to convert users to paying users
•	competition and changes in the competitive landscape of our market
•	our ability to distribute our dating products through third parties, such as Apple App Store or Google Play Store, and offset related fees
•	the impact of data security breaches or cyber attacks on our systems and the costs of remediation related to any such incidents
•	the continued development and upgrading of our technology platform and our ability to adapt to rapid technological developments and changes in a timely and cost-effective manner
•

our ability to obtain, maintain, protect and enforce intellectual property rights and successfully defend against claims of infringement, misappropriation or other violations of third-party intellectual property

•	our ability to comply with complex and evolving U.S. and international laws and regulations relating to our business, including data privacy laws
•	foreign currency exchange rate fluctuations
•	risks relating to certain of our international operations, including successful expansion into new markets
•	affiliates of The Blackstone Group Inc.’s (“Blackstone”) and our Founder’s control of us
•	the outsized voting rights of affiliates of Blackstone and our Founder
•	the inability to attract hire and retain a highly qualified and diverse workforce, or maintain our corporate culture
•

changes in business or macroeconomic conditions, including the impact of COVID-19 (and other widespread health emergencies or pandemics) and measures taken in response, lower consumer confidence in our business or in the online dating industry generally, recessionary conditions, increased unemployment rates, stagnant or declining wages, political unrest, armed conflicts or natural disasters

For additional information on these and other factors that could cause Bumble’s actual results to differ materially from expected results, please see our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the Securities and Exchange Commission (the “SEC”) on March 15, 2021, as such factors may be updated from time to time in our periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.  The forward-looking statements included in this press release are made only as of the date of this press release, and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Bumble

Bumble Inc. is the parent company of Bumble and Badoo, two of the world’s highest-grossing dating apps with millions of users worldwide. The Bumble platform enables people to connect and build equitable and healthy relationships. Founded by CEO Whitney Wolfe Herd in 2014, the Bumble app is one of the first dating apps built with women at the center, and the Badoo app, which was founded in 2006, is one of the pioneers of web and mobile dating products. Bumble currently employs over 700 people in offices in Austin, Barcelona, London, and Moscow.

For more information about Bumble, please visit www.bumble.com and follow @Bumble on social platforms.

Source: Bumble Inc.

Investor Contact

ir@team.bumble.com

Media Contact

press@team.bumble.com

Bumble Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and par value amounts)

	(Unaudited) March 31, 2021	December 31, 2020
ASSETS
Cash and cash equivalents	$246,002	$128,029
Accounts receivable	62,168	41,595
Other current assets	86,342	81,387
Total current assets	394,512	251,011
Right-of-use assets	10,616	11,711
Lease receivable	1,099	1,069
Property and equipment, net	16,449	16,833
Goodwill	1,540,112	1,540,915
Intangible assets, net	1,788,250	1,812,410
Deferred tax assets, net	14,809	—
Other noncurrent assets	4,267	3,319
Total assets	$3,770,114	$3,637,268
LIABILITIES AND BUMBLE INC. SHAREHOLDERS’ / BUZZ HOLDINGS L.P. OWNERS’ EQUITY
Accounts payable	$15,047	$23,741
Deferred revenue	33,370	31,269
Accrued expenses and other current liabilities	142,652	180,986
Current portion of long-term debt, net	9,996	5,338
Total current liabilities	201,065	241,334
Long-term debt, net	619,542	820,876
Deferred tax liabilities, net	—	428,087
Tax receivable agreement liability	356,755	—
Other liabilities	118,546	62,190
Total liabilities	$1,295,908	$1,552,487
Commitments and contingencies
Bumble Inc. Shareholders’ / Buzz Holdings L.P. Owners’ Equity:
Class A common stock (par value $0.01 per share, 6,000,000,000 shares authorized; 140,142,374 shares issued; and 115,343,526 shares outstanding as of March 31, 2021)	1,401	—
Class B common stock (par value $0.01 per share, 1,000,000 shares authorized; 20 shares issued and outstanding as of March 31, 2021)	0	—
Preferred stock; par value $0.01; authorized 600,000,000 shares; no shares issued and outstanding as of March 31, 2021	—	—
Limited Partners’ interest	—	1,903,121
Additional paid-in capital	2,259,381	—
Treasury stock	(1,018,365)	—
Accumulated deficit	(28,845)	—
Accumulated other comprehensive income	178,672	180,852
Total Bumble Inc. shareholders’ / Buzz Holdings L.P. owners’ equity	1,392,244	2,083,973
Noncontrolling interests	1,081,962	808
Total shareholders’ / owners’ equity	2,474,206	2,084,781
Total liabilities and shareholders’ / owners’ equity	$3,770,114	$3,637,268

Bumble Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share / unit data)

	Successor		Predecessor
	Three Months Ended March 31, 2021	Period from January 29, through March 31, 2020	Period from January 1, through January 28, 2020
Revenue	$170,713	$79,145	$39,990
Operating costs and expenses:
Cost of revenue	47,747	21,627	10,790
Selling and marketing expense	46,838	27,287	11,157
General and administrative expense	126,524	60,034	44,907
Product development expense	35,045	6,945	4,087
Depreciation and amortization expense	26,955	16,313	408
Total operating costs and expenses	283,109	132,206	71,349
Operating loss	(112,396)	(53,061)	(31,359)
Interest (expense) income	(7,729)	(4,539)	50
Other income (expense), net	6,991	612	(882)
Loss before tax	(113,134)	(56,988)	(32,191)
Income tax benefit (provision)	436,576	1,179	(365)
Net earnings (loss)	323,442	(55,809)	(32,556)
Net (loss) earnings attributable to noncontrolling interests	(18,348)	(48)	1,917
Net earnings (loss) attributable to Bumble Inc. shareholders / Buzz Holdings L.P. owners	$341,790	$(55,761)	$(34,473)
Net earnings (loss) per share / unit attributable to Bumble Inc. shareholders / Buzz Holdings L.P. owners
Basic earnings (loss) per share / unit	$1.74	$(0.02)
Diluted earnings (loss) per share / unit	$1.69	$(0.02)

Bumble Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Successor		Predecessor
	Three Months Ended March 31, 2021	Period from January 29, through March 31, 2020	Period from January 1, through January 28, 2020
Cash flows from operating activities:
Net earnings (loss)	$323,442	$(55,809)	$(32,556)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Depreciation and amortization	26,955	16,313	408
Changes in fair value of interest rate swaps	(2,944)	—	—
Changes in fair value of contingent consideration	71,954	—	—
Deferred income tax	(441,682)	(517)	26
Stock-based compensation expense	45,823	1,420	4,156
Net foreign exchange difference	(2,307)	6,331	(198)
Other, net	2,719	(255)	(195)
Changes in assets and liabilities:
Accounts receivable	(21,075)	2,749	(17,599)
Other current assets	(7,234)	(17,803)	(2,175)
Accounts payable	(9,194)	(12,639)	12,984
Deferred revenue	2,101	8,078	289
Legal liabilities	(30,243)	(2,587)	(521)
Accrued expenses and other current liabilities	(4,410)	(2,018)	32,075
Other, net	513	(865)	—
Net cash used in operating activities	(45,582)	(57,602)	(3,306)
Cash flows from investing activities:
Capital expenditures	(2,712)	(921)	(1,045)
Acquisition of business, net of cash acquired	—	(2,801,262)	—
Other, net	(31)	(73)	16
Net cash used in investing activities	(2,743)	(2,802,256)	(1,029)
Cash flows from financing activities:
Proceeds from issuance of Class A common stock sold in initial public offering, net of offering costs	2,358,371	—	—
Purchase of Class A Common Stock in the initial public offering	(1,018,365)	—	—
Purchase of Common Units from Pre-IPO Common Unitholders in the initial public offering	(973,289)	—	—
Proceeds from repayments of loans to related companies	—	41,929
Debt issuance costs	—	(16,281)	—
Limited Partners’ interest	—	2,334,233	—
Proceeds from term loan	—	575,000	—
Repayment of term loan	(200,000)	—	—
Net cash provided by financing activities	166,717	2,934,881	—
Effects of exchange rate changes on cash and cash equivalents	(162)	(7,715)	813
Net increase (decrease) in cash and cash equivalents	118,230	67,308	(3,522)
Cash and cash equivalents, beginning of the period	128,029	53,669	57,449
Cash and cash equivalents and restricted cash, end of the period	246,259	120,977	53,927
Less restricted cash	257	258	—
Cash and cash equivalents, end of the period	$246,002	$120,719	$53,927

Reconciliation of GAAP to NON-GAAP Measures

Reconciliation of Net Earnings (Loss) to Adjusted EBITDA

	Successor		Predecessor
In thousands, except percentages	Three Months Ended March 31, 2021	Period from January 29, through March 31, 2020	Period from January 1, 2020 through January 28, 2020
Net earnings (loss)	$323,442	$(55,809)	$(32,556)
Add back:
Income tax (benefit) provision	(436,576)	(1,179)	365
Interest expense (income)	7,729	4,539	(50)
Depreciation and amortization	26,955	16,313	408
Stock-based compensation expense	45,823	1,420	336
Litigation costs, net of insurance proceeds(1)	234	1,000	—
Foreign exchange (gain) loss (2)	(3,843)	(647)	523
Changes in fair value of interest rate swaps(3)	(2,944)	—	—
Transaction costs(4)	13,502	47,097	40,345
Changes in fair value of contingent earn-out liability	71,954	—	—
Changes in fair value of external investments	(196)	—	—
Adjusted EBITDA	$46,080	$12,734	$9,371
Net earnings (loss) margin(5)	189.5%	(70.5)%	(81.4)%
Adjusted EBITDA Margin	27.0%	16.1%	23.4%

(1)	Represents certain litigation costs and insurance proceeds associated with pending litigations or settlements of litigation.
(2)	Represents foreign exchange (gain) loss due to foreign currency transactions.
(3)	Represents fair value gain on interest rate swaps.
(4)	Represents transaction costs and professional service fees related to the Sponsor Acquisition and the initial public offering.
(5)	Includes a $441.5 million tax benefit related to the reversal of a deferred tax liability due to a restructuring of the Company’s international operations.

Reconciliation of Net Cash Used In Operating Activities to Free Cash Flow

	Successor		Predecessor
In thousands, except percentages	Three Months Ended March 31, 2021	Period from January 29, through March 31, 2020	Period from January 1, 2020 through January 28, 2020
Net cash used in operating activities	$(45,582)	$(57,602)	$(3,306)
Less:
Capital expenditures	(2,712)	(921)	(1,045)
Free Cash Flow	$(48,294)	$(58,523)	$(4,351)
Operating Cash Flow Conversion	(14.1)%	103.2%	10.2%
Free Cash Flow Conversion	(104.8)%	(459.6)%	(46.4)%

Supplementary Information

Stock-based compensation expense

	Successor		Predecessor
(in thousands)	Three Months Ended March 31, 2021	Period from January 29, through March 31, 2020	Period from January 1, through January 28, 2020
Cost of revenue	$1,607	$—	$—
Selling and marketing expense	5,141	—	75
General and administrative expense	19,908	1,420	3,997
Product development expense	19,167	—	84
Total stock-based compensation expense	$45,823	$1,420	$4,156